Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	AirNet Systems, Inc.	InvestQuest, Inc.
	Gary Qualmann	Bob Lentz
	(614) 409-4832	(614) 876-1900
AirNet Systems, Inc. Reports Third Quarter 2006 Results
COLUMBUS, Ohio — November 14, 2006 — AirNet Systems, Inc. (AMEX: ANS) today reported total net revenues of $43.0 million for the three months ended September 30, 2006 compared to $42.8 million for the same period last year. A $1.7 million increase in Express services revenues offset a $1.6 million decline in Bank services revenues. Total net revenues for the first nine months of 2006 were $130.0 million versus $124.8 million a year ago.
AirNet’s cargo airline was originally designed, and continues to operate, primarily to meet the needs of Bank services customers. As a result of accelerating trends in the implementation of electronic payment alternatives and electronic alternatives to the physical movement of cancelled checks, AirNet regularly evaluates potential impairment of long-lived assets used in its airline operations, consisting primarily of aircraft and its airport hangar and office facility located at Rickenbacker International Airport. As of September 30, 2006, the undiscounted cash flows estimated to be generated by those assets including disposal values were determined to be less than the related carrying values. Therefore, pursuant to the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, AirNet recorded a $24.6 million non-cash impairment charge for the third quarter 2006. Given current uncertainties in the Company’s business environment, the Company based the impairment charge on the lower range of the estimated current fair value of its cargo assets provided by third party appraisal firms. Based on an evaluation of the required valuation allowance for deferred tax assets, no tax benefit was recognized related to this charge. For the third quarter 2005, AirNet recognized a $16.1 million non-cash impairment charge in accordance with the requirements of SFAS No. 144.
For the third quarter 2006, the Company reported a $(20.5) million loss from continuing operations before interest and income taxes versus a $(11.9) million loss from continuing operations before interest and income taxes a year ago. Excluding the non-cash impairment charges, income from continuing operations before interest and income taxes was $4.1 million and $4.2 million, respectively, for the three months ended September 30, 2006 and 2005.
The Company’s net loss for the third quarter 2006 was $(18.1) million, or $(1.79) per share, versus a net loss of $(7.9) million, or $(0.78) per share for the third quarter 2005. The Company’s results for the third quarter 2006 included income from discontinued operations, net of tax, of $0.3 million, or $0.03 per share, compared to a loss from discontinued operations, net of tax, of $(0.2) million, or $(0.01) per share, in 2005.

Included in the Company’s third quarter 2006 income from discontinued operations was a $0.6 million gain on the sale of Jetride, net of tax.
Third Quarter 2006 Results
Revenues
Bank services net revenues declined 5% to $27.6 million for the third quarter 2006 from $29.1 million a year ago. Fuel surcharge revenues and general price increases partially offset a 16% decline in cancelled check (a check processed for settlement) pounds shipped per flying day compared to the same period last year. Additionally, there was one less flying day in the third quarter 2006 compared to a year ago.
Express services net revenues increased 12% to $15.2 million for the third quarter 2006 from $13.6 million the prior year. The $1.7 million increase included higher non-charter revenues of $0.9 million and additional fuel surcharge revenues of $0.8 million. There were a higher number of shipments in the third quarter 2006 compared to the same period last year.
Costs and Expenses
Total costs and expenses were $63.5 million for the third quarter 2006 compared to $54.7 million for the same period last year, including non-cash impairment charges of $24.6 million and $16.1 million, respectively. Ground courier costs increased $1.6 million to $9.5 million for the third quarter 2006 from $7.9 million a year ago due to the higher number of shipments for Express services’ customers compared to the prior year and higher costs reflecting increased fuel prices. Contracted air costs increased $0.4 million to $4.0 million for the third quarter 2006 from $3.6 million a year ago. This was attributable to additional routes that were outsourced to third-party operators coupled with additional fuel surcharges from those operators. Aircraft fuel expense was $7.4 million for the third quarter 2006 compared to $7.0 million a year ago due to higher average fuel prices. The increase in fuel expense was partially offset by reduced fuel usage attributable to a reduction in hours flown.
Income Taxes
The third quarter 2006 income tax benefit was $(2.3) million compared to an income tax benefit of $(4.7) million the prior year. The difference between the two quarterly periods was primarily due to changes in the valuation allowance for deferred taxes.
Nine-Month Results
Revenues
Bank services revenues were $84.9 million for the first nine months of 2006 compared to $85.3 million a year ago. Fuel surcharge revenues for the 2006 year-to-date period were $3.2 million higher than the same period last year. There was one less flying day for the nine months ended September 30, 2006 versus the same period in 2005. Cancelled check pounds shipped per flying day declined approximately 11% for the 2006 year-to-date period compared to the prior year.

Express services revenues increased 13% to $44.3 million for the first nine months of 2006 from $39.1 million last year. The $5.2 million increase included higher fuel surcharge revenues of $3.0 million and non-charter revenues of $2.1 million for the 2006 year-to-date period versus a year ago.
Costs and Expenses
AirNet’s total costs and expenses were $143.3 million for the nine months ended September 30, 2006, compared to $131.8 million for the same period in 2005, including non-cash impairment charges of $24.6 million and $16.1 million, respectively. Ground courier costs rose $3.0 million to $26.4 million for the 2006 year-to-date period from $23.4 million the prior year due to the increased number of Express shipments and higher fuel surcharges from ground courier vendors. Contracted air costs were $12.6 million for the first nine months of 2006 versus $10.5 million last year in response to the Company’s increased outsourcing of air routes. Aircraft fuel expense increased 9% to $22.1 million for the 2006 year-to-date period from $20.2 million in the same period of the prior year.
Interest Expense and Total Debt Outstanding
AirNet’s total debt outstanding at September 30, 2006 was $9.9 million versus $56.0 million at December 31, 2005. Following completion of the sale of Jetride, Inc. on September 26, 2006, the Company repaid approximately $28.2 million of aggregate principal outstanding on the term loans secured by Jetride aircraft. AirNet used the remaining net proceeds to pay expenses and further reduce debt outstanding under its secured revolving credit facility.
Interest expense declined to $0.2 million from $0.5 million for the three months ended September 30, 2006 and 2005, respectively, and was $1.2 million for the 2006 year-to-date period versus $1.4 million for the same period last year due to lower average loan principal outstanding in 2006.
Income from Continuing Operations Before Interest and Income Taxes
For the first nine months of 2006, the Company reported a $(13.3) million loss from continuing operations before interest and income taxes compared to a $(7.0) million loss from continuing operations before interest and income taxes a year ago. Excluding the non-cash impairment charges, income from continuing operations before interest and income taxes was $11.3 million and $9.1 million, respectively, for the nine months ended September 30, 2006 and 2005.
Income Taxes
The income tax benefit for the first nine months of 2006 was $(44,000) compared to an income tax benefit of $(3.1) million last year. The primary factor for the year-over-year difference is due to changes in the valuation allowance for deferred taxes.
Net income (loss)
For the 2006 year-to-date period, the Company’s net loss was $(14.5) million, or $(1.43) per share versus a net loss of $(4.4) million, or $(0.43) per share, for the same period a year ago. Income from discontinued operations was $17,000, or $0.00 per share, for the

2006 year-to-date period compared to $0.9 million, or $0.09 per share, last year. Included in the Company’s income from discontinued operations for the year-to-date 2006 period was a $0.6 million gain on the sale of Jetride, net of tax.
AirNet Systems, Inc.
AirNet Systems, Inc. focuses the Company’s resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. The Company’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained in this release of AirNet Systems, Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan(s)”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”) and Transportation Security Administration (“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank customers to electronic alternatives to the physical movement of cancelled checks; AirNet’s ability to reduce its fixed cost structure in response to declines in revenue, including increasing the number of contracted air routes to achieve a more variable cost structure; disruptions to operations due to adverse weather conditions, air traffic control-related constraints or aircraft accidents; potential further declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; and the impact of unusual items resulting from ongoing evaluation of AirNet’s business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the disclosure included in “Item 1A — Risk Factors” in Part II of the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 and the disclosure in “Item 1A — Risk Factors” of Part I and the disclosure in the section captioned “Forward-looking statements” in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AIRNET SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share data	2006	2005	2006	2005
NET REVENUES, NET OF EXCISE TAX
Bank services	$27,559	$29,126	$84,944	$85,264
Express services	15,243	13,569	44,268	39,102
Aviation services	185	153	834	437

Total net revenues	42,987	42,848	130,046	124,803

COSTS AND EXPENSES
Wages and benefits	4,719	4,883	14,430	14,974
Aircraft fuel	7,411	6,955	22,125	20,236
Aircraft maintenance	3,737	3,855	12,021	11,532
Contracted air costs	3,968	3,552	12,576	10,484
Ground courier	9,517	7,886	26,414	23,361
Depreciation	2,663	3,115	8,415	9,364
Insurance, rent and landing fees	2,045	2,250	6,034	6,745
Travel, training and other	1,253	1,426	3,931	4,291
Selling, general and administrative	3,686	4,707	12,923	14,798
Net (gain) loss on disposition of assets	(80)	36	(92)	(16)
Impairment of assets	24,560	16,073	24,560	16,073

Total costs and expenses	63,479	54,738	143,337	131,842

Income (loss) from continuing operations before interest and income taxes	(20,492)	(11,890)	(13,291)	(7,039)
Interest expense	249	548	1,222	1,377

Income (loss) from continuing operations before income taxes	(20,741)	(12,438)	(14,513)	(8,416)
Benefit for income taxes	(2,311)	(4,663)	(44)	(3,127)

Net income (loss) from continuing operations	(18,430)	(7,775)	(14,469)	(5,289)

Income (loss) from discontinued operations, (including 2006 gain on sale of $610 net of tax)	313	(158)	17	927

Net income (loss)	$(18,117)	$(7,933)	$(14,452)	$(4,362)

Income (loss) per common share — basic and diluted:
Continuing operations	$(1.82)	$(0.77)	$(1.43)	$(0.52)
Discontinued operations	0.03	(0.01)	0.00	0.09

Net income (loss) per common share — basic and diluted	$(1.79)	$(0.78)	$(1.43)	$(0.43)

Note — The following supplemental financial data is presented to show the results of operations excluding non-cash charges for impairment of assets. The Company believes this information is useful and informative to readers in providing a more complete view of AirNet’s operating results.

SUPPLEMENTAL FINANCIAL DATA (In millions)
Income (loss) from continuing operations before interest and income taxes	$(20.5)	$(11.9)	$(13.3)	$(7.0)
Impairment of assets	24.6	16.1	24.6	16.1

Income (loss) from continuing operations before interest, income taxes and impairment of assets	$4.1	$4.2	$11.3	$9.1